UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): June 27, 2019

Merion, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-173681	45-2898504
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 N. Barranca St #1000 West Covina, CA	91791
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including areas code: (626) 331-7570

None

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Item 1.01 Entry into a Material Definitive Agreement

On June 27, 2019, Merion, Inc. (the “Company”) entered into a Cooperation Agreement (“Agreement”) with Hong Kong Encaid Limited (“HK Encaid”), a company incorporated in Hong Kong, pursuant to which the Company agreed to authorize HK Encaid to promote and sell the Company’s products in China and Asia.

Pursuant to the Agreement, the Company agreed: (i) to set up a “Merion Inc. Beijing Representative Office” in Beijing, China to assist HK Encaid in selling the Company’s products in China and Asia; (ii) to authorize HK Encaid to promote and sell the Company’s products in China and Asia; (iii) to provide RMB 1 million (approximately US$145,985) worth of products to support HK Encaid’s development of the market for the Company’s products in China and Asia; (iv) to pay RMB 1 million (approximately US$145,985) to HK Encaid upon HK Encaid’s promotion of the Company’s products generating actual sales of RMB 10 million (approximately US$1,459,854); (v) to consider allocating a total of 20 million warrant shares for HK Encaid based upon its performance, which warrant shares will have an exercise price of one dollar per share and will become exercisable upon HK Encaid’s promotion of the sales of the Company’s products reaching the amount of US$5 million; (v) to pay HK Encaid US$1 million for fixed product promotion and service fees in cash or in the form of the Company’s common stock if HK Encaid’s product sale promotion results in the Company’s actual sales reaching US$5 million.

Pursuant to the Agreement, HK Encaid agrees: (i) to provide service for Asian customers to purchase products from the Company’s website and Chinese internet shopping malls through cross border e-commerce platforms, and Chinese bonded zone channels in accordance with applicable laws; (ii) to integrate cross-border internet resources, web celebrity resources, wechat business resources, store sales agency systems and other alliance resources, as well as block-chain technology application resources, and make market sales plans and incentive mechanisms in compliance with relevant Chinese laws and regulations to rapidly expand product sales channels and client orders; (iii) to provide product information consultation, online shopping guidance and cross-border e-commerce services.

The parties also agree that all customer purchase orders shall be completed directly through online shopping websites, and all sales funds shall be settled directly with the Company. HK Encaid and the Company’s Beijing representative office do not charge customers for sales of products or any other fees.

The representations, warranties and covenants contained in the Agreement were made solely for the benefit of the parties to the Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company. Accordingly, the Agreement is filed with this report only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the dates of the Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The description contained herein of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Title or Description
10.1	Cooperation Agreement by and between Merion, Inc. and Hong Kong Encaid Limited dated June 27, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merion, Inc.

Dated: July 1, 2019	By:	/s/ Ding Hua Wang
Ding Hua Wang
President, Chief Executive Officer and Chief Financial Officer

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